Exhibit 1

Carl C. Icahn Issues Open Letter to
Shareholders of Illumina, Inc.

Sunny Isles Beach, Florida, May 19, 2023 -- Today, Carl C. Icahn released the following open letter to the shareholders of Illumina, Inc. (NASDAQ: ILMN).

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THE NEED FOR CHANGE IS CLEAR!

VOTE FOR THE THREE ICAHN NOMINEES!

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Investor Contacts:

HKL & Co., LLC

Peter Harkins / Jordan Kovler

(212) 468-5390 / (212) 468-5384

pharkins@hklco.com / jkovler@hklco.com

CARL C. ICAHN

16690 Collins Avenue, Suite PH-1

Sunny Isles Beach, FL 33160

May 19, 2023

Dear Fellow Illumina Shareholders:

We’d like to call your attention to a few interesting points raised by Illumina’s letter published yesterday:

•	Illumina’s letter is the first time we have noticed that the incumbent board has publicly acknowledged its underperformance. We would like to be the first to tell the incumbent board of directors: “Welcome to reality!” Why and how did they not recognize and attempt to address this underperformance earlier when it was so obvious to the outside world?

•	Illumina’s letter is penned by incumbent Chairman John Thompson and begins with the phrase, “As Independent Chair of the Board of Illumina...” We wonder how Chairman John Thompson and CEO Francis deSouza can continue with straight faces to minimize their extensive relationship. We find this difficult to accept when CEO Francis deSouza publicly stated in November 2021: “I’ve known John over the last 15 years, as sometimes a boss, many many times a mentor and ALWAYS A FRIEND” (video).[1] We also remind shareholders that, despite Illumina’s stock declining 62%, resulting in $50 billion of value destruction, the incumbent board of directors saw fit to reward CEO Francis deSouza with an 87% increase in compensation to $27 million in 2022 (as reflected in Illumina’s definitive proxy statement for 2022). While John Thompson may technically qualify under stock exchange rules as an independent Chairman of the Board, is he truly independent enough to hold CEO Francis deSouza accountable?

•	Illumina also states that Goldman Sachs acted as the exclusive financial advisor to Illumina on the GRAIL acquisition and that Goldman provided a fairness opinion to Illumina’s board of directors. We question why Illumina has now decided to disclose that it obtained a fairness opinion when this fairness opinion was not disclosed by Illumina in the Form S-4 registration statement that it filed relating to the GRAIL acquisition. Specifically, we invite all stockholders to review the Consent Solicitation Statement of GRAIL, Inc. and Prospectus of Illumina, Inc. filed with the SEC relating to the GRAIL transaction (link).[2]

•	We also question why Illumina selected Goldman to act as its exclusive financial advisor and to render a fairness opinion, given that Goldman was engaged by GRAIL to act as one of the lead underwriters in connection with GRAIL’s initial public offering. We believe that Illumina’s engagement of Goldman to render a fairness opinion, despite Goldman having acted as a lead underwriter on GRAIL’s aborted initial public offering, is additional evidence that Illumina’s board has not prioritized good corporate governance practices. To be certain, there were plenty of other investment banks to choose from.

1 76th Annual Dinner and Bay Area Business Hall of Fame – Induction of John Thompson (November 18, 2021): https://www.youtube.com/watch?v=a-OuIsDAFnY

2 Consent Solicitation Statement of GRAIL, Inc. and Prospectus of Illumina, Inc. (February 9, 2021): https://www.sec.gov/Archives/edgar/data/1110803/000119312521034540/d801214d424b3.htm

On May 25, 2023, a date fast approaching, Illumina’s shareholders will be able to decide for themselves which direction the company should take. We would like to remind all shareholders that Glass Lewis took the extremely rare step of recommending that shareholders vote AGAINST both an incumbent Chairman of the Board and a sitting CEO, while ISS recommended that shareholders vote AGAINST the incumbent Chairman of the Board.

The need for change is clear. We encourage all shareholders to vote FOR the three highly qualified Icahn Nominees – Andrew Teno, Vincent Intrieri and Jesse Lynn.

Sincerely yours,

Carl C. Icahn

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Additional Information and Where to Find It;

Participants in the Solicitation and Notice to Investors

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF ILLUMINA, INC. (“ILLUMINA”) FOR USE AT ITS 2023 ANNUAL MEETING OF SHAREHOLDERS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY HAS BEEN MAILED TO SHAREHOLDERS OF ILLUMINA AND ARE ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE PROXY STATEMENT FILED BY CARL C. ICAHN AND HIS AFFILIATES WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 27, 2023. EXCEPT AS OTHERWISE DISCLOSED IN THE SCHEDULE 14A, THE PARTICIPANTS HAVE NO INTEREST IN ILLUMINA.

Other Important Disclosure Information

SPECIAL NOTE REGARDING THIS COMMUNICATION:

THIS COMMUNICATION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A RECOMMENDATION, AN OFFER TO PURCHASE OR A SOLICITATION OF AN OFFER TO SELL SHARES.

THIS COMMUNICATION CONTAINS OUR CURRENT VIEWS ON THE VALUE OF ILLUMINA SECURITIES AND CERTAIN ACTIONS THAT ILLUMINA’S BOARD MAY TAKE TO ENHANCE THE VALUE OF ITS SECURITIES. OUR VIEWS ARE BASED ON OUR OWN ANALYSIS OF PUBLICLY AVAILABLE INFORMATION AND ASSUMPTIONS WE BELIEVE TO BE REASONABLE. THERE CAN BE NO ASSURANCE THAT THE INFORMATION WE CONSIDERED AND ANALYZED IS ACCURATE OR COMPLETE. SIMILARLY, THERE CAN BE NO ASSURANCE THAT OUR ASSUMPTIONS ARE CORRECT. ILLUMINA’S PERFORMANCE AND RESULTS MAY DIFFER MATERIALLY FROM OUR ASSUMPTIONS AND ANALYSIS.

WE HAVE NOT SOUGHT, NOR HAVE WE RECEIVED, PERMISSION FROM ANY THIRD-PARTY TO INCLUDE THEIR INFORMATION IN THIS COMMUNICATION. ANY SUCH INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.

OUR VIEWS AND OUR HOLDINGS COULD CHANGE AT ANY TIME. WE MAY SELL ANY OR ALL OF OUR HOLDINGS OR INCREASE OUR HOLDINGS BY PURCHASING ADDITIONAL SECURITIES. WE MAY TAKE ANY OF THESE OR OTHER ACTIONS REGARDING ILLUMINA WITHOUT UPDATING THIS COMMUNICATION OR PROVIDING ANY NOTICE WHATSOEVER OF ANY SUCH CHANGES (EXCEPT AS OTHERWISE REQUIRED BY LAW).

FORWARD-LOOKING STATEMENTS:

Certain statements contained in this communication are forward-looking statements including, but not limited to, statements that are predications of or indicate future events, trends, plans or objectives. Undue reliance should not be placed on such statements because, by their nature, they are subject to known and unknown risks and uncertainties. Forward-looking statements are not guarantees of future performance or activities and are subject to many risks and uncertainties. Due to such risks and uncertainties, actual events or results or actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Forward-looking statements can be identified by the use of the future tense or other forward-looking words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “should,” “may,” “will,” “objective,” “projection,” “forecast,” “management believes,” “continue,” “strategy,” “position” or the negative of those terms or other variations of them or by comparable terminology.

Important factors that could cause actual results to differ materially from the expectations set forth in this communication include, among other things, the factors identified in Illumina’s public filings. Such forward-looking statements should therefore be construed in light of such factors, and we are under no obligation, and expressly disclaim any intention or obligation, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.